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                     December 8, 2021

       Ryan Albano
       Chief Financial Officer
       Broadstone Net Lease, Inc.
       800 Clinton Square
       Rochester, New York 14604

                                                        Re: Broadstone Net
Lease, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-39529

       Dear Mr. Albano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              John D. Callan Jr.